Exhibit 6.1

AGREEMENT

OCTOBER 12, 2023 VERSION

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Accredited User means any User who qualifies as a Accredited investor in accordance with the laws of the State of New York;

Advance Payment shall mean any advance payment of Compensation made by the Company;

Agreement means this agreement consisting of the Agreement Documents, between the Investor and the Company;

Agreement Documents means this Agreement, its Annexes and the Information Sheet;

Agreement Term means, subject to any early termination or Renewal Period, the term of this Agreement which is equal to the Validity Period;

Affiliate means MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America or any other company designated by the Company;

Annual Payment Date means the annual anniversary date calculated on the basis of the first day of the Talent’s Roys Introduction;

Auditor means any person entitled to practice as a statutory auditor and having practiced this profession for at least five (5) years;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting the Performance Agreement or any of the Parties to either of them;

Balance means the amount expressed in the Territory’s Currency in the Investor’s Financial Account;

Breach means any breach of this Agreement, any Roy or the General Terms of Use by the Investor;

Calculation Formula means the algorithm used to calculate the Performance;

Calculation means the calculation of the Performance’s variation;

Change of Residence means any change by the Investor of his legal residence outside the Territory on which he became a Party to this Agreement;

Class means the class of this Agreement as shown on the Information Sheet; Classes include regular Roys for which no specific mention is made on the Information Sheet and Roys with the option of Instant Redemption;

Clause means a clause of this Agreement;

Company means the MANSE USA LLC [_____];

Escrow Agent means the agent appointed by the Company whose identity and contact details are set out in the General Terms of Use;

Exceptional Allowance has the meaning given to it in Clause 18.4;

Fees and Commissions means all fees and commissions payable by the Investor in respect of a Transaction, it being specified that the list and amount of such fees and commissions constitutes an Appendix to this Agreement and is available on the Platform;

Financial Account means the Investor’s account in the Territory Currency open in the books of the Payment Service Provider;

Fixed Compensation means, as the case may be, (i) in the case of Forced Redemption for Overage or Unilateral Termination for Overage, the Subscription Price, (ii) in the case of Forced Redemption for Breach, the Price as of the date of dispatch of the Forced Redemption Notice LESS forty percent (40%), or (iii) in the case of Unilateral Termination for Geographic Change, the Redemption Price;

Forced Redemption means the termination of this Agreement as may be decided by the Company from time to time;

Game means any game organized by or to which the Company is a party in which the Company agrees to grant the Investor the rights set forth in the rules of such game;

General Terms of Use means the general terms of use of the Platform accessible from the following link: royaltiz.com/terms-of-use;

Geographic Change means the transfer transaction between a Transferring User resident for tax purposes in one Territory and a transferee User resident in another Territory;

Information Sheet means the document which contains the information of the Talent to which this Agreement relates and includes (i) the Photograph of such Talent, (ii) the Subscription Price, (ii) the Class, and (iii) any other information expressly referred to in the Agreement Documents;

Instant Redemption means any Redemption of this Agreement by the Investor;

Introduction means the first day on which the offer is made by the Company to Users on the Platform to enter into agreements similar to this Agreement in relation with the Talent referred to in the Information Sheet;

Investor means the person, other than the Company, who is a party to this Agreement and who holds a User Account;

Maximum Number means the maximum number of Roys that a Non-Accredited User is authorized to subscribe to upon the Introduction of a Talent on the Platform and which is strictly less than five percent (5%) of the total number of Roys for the relevant Talent;

Maximum Participation means the maximum number of Roys related to a Talent to which a User is permitted to be a party with the Company concurrently and which is less than or equal to ten percent (10%) of the total number of Roys in effect for that Talent;

Maximum Supply means on the Information Sheet the maximum number of Roys relating to the Talent for which this Agreement is entered into that the Company may enter into;

Monthly Payment Date means the monthly anniversary date calculated on the basis of the first day of the Talent’s Roys Introduction;

Non-Accredited User means any User other than an Accredited User;

Notice means any communication between the Parties in accordance with this Agreement; the terms “Notify” and “Notified” shall be construed accordingly;

Offering Memorandum means the offering memorandum that the Company filed with the SEC and which has been qualified by the SEC staff, available here: [link]

Optional Termination Amount has the meaning ascribed to it in Clause 17.2;

Overage has the meaning ascribed to it in Clause 4.10;

Owner means any Person holding all or part of the ownership and/or exploitation rights on the Calculation Formula;

Party means either of the parties to this Agreement, namely the Company or the Investor;

Payment Service Provider means the French company Mangopay or any other company designated by the Company;

Payment Term means the period during which the Investor shall pay the Subscription Price to the Company, which shall be not be later than the Validation;

Performance means the variation of key public indicators relating to a given Talent. These indicators include, but are not limited to, the Talent’s estimated compensation, the Talent’s performance on Social Networks (number of Talent followers, number of interactions or engagements, number of posts, number of clicks on posts, reach of posts and interactions, number of shares, traffic and number of visits to the Platform from Social Networks of which the Talent is a member, etc.), on the Talent’s performance on streaming platforms (Spotify, Deezer, Youtube...), or on the Talent’s public salary;

Performance Agreement means the agreement between the Company and the Talent under which the Talent authorizes the Company to market the corresponding Performance Roy;

Performance Roy means the agreement between the Company and a User under which such User has a right to receive a fee based on the Calculation Formula applied to the relevant Talent;

Person means any natural or legal person;

Photograph means the photograph of the Talent to which this Agreement refers and which is reproduced on the Information Sheet;

Platform means the platform operated by the Company under the “Royaltiz” brand for the subscription and assignment of Roys; the Platform is accessible from the URL: www.royaltiz.com;

Price means the value of this Agreement or of any Roy related to the Talent referred to on the Information Sheet as publicized from time to time on the Platform and calculated in accordance with the Price Determination Rules;

Price Determination Rules means the mathematical methodology to determine the Redemption Price, the Price Impact and the Price as set out in Appendix 2;

Price Impact means the financial impact forecast of the Redemption of this Agreement on the future Price of Roys related to the same Talent as this Agreement;

Privacy Policy means the Company’s privacy policy accessible from the web link: https://www.royaltiz.com/privacy-policy ;

Proprietary Rights means, as the case may be and subject to the validity and enforceability of these rights by the Company, the ownership of the Photograph or the right to use and reproduce the Photograph on the Platform, to market and cause any transfers of Royaltiz Products, linked to the Talent which include the distribution, publication, editing and/or reproduction of the Photograph on the Platform;

Redemption means, the termination of this Agreement;

Redemption Price means the amount payable by the Company to the Investor in relation with the Redemption;

Reference Period means the period commencing on the sixth (6th) calendar day prior to the date of Validation of the Instant Redemption by the Investor until that date;

Remuneration means the annual amount payable to the party of a Performance Roy as calculated on the basis of the Performance and the Calculation Formula;

Renewal Period means any additional period of time following the Agreement Term during which this Agreement shall continue to be effective and in full force as may be agreed from time to time by the Parties in an amendment to this Agreement;

Reorganization Assignment means the assignment of this Agreement by the Company of its rights and obligations hereunder to any Person;

Roy means any Performance Roy;

Royaltiz Product means, as the case may be, a (i) Performance Roy as well as (ii) any other product marketed by the Company on the Platform;

Schedule means any appendix to this Agreement;

Set-Off means the set-off of any amount owed by the Company to the Investor against any amount owed by the Investor to the Company as permitted by applicable State law;

Site means the platform operated by the Company on which Royaltiz Products may be traded;

State means any state government within the United States, or any nation which is recognized by the United States of America and France;

Store means the area of the Platform in which the Company offers products for sale to Users or certain categories of Users;

Subscription means the execution of this Agreement by the Investor;

Subscription Price means the amount determined by the Company and paid by the Subscriber to the Company in consideration for the Subscription;

Talent means, as the case may be, (i) an individual and/or (ii) any company, holding the rights granted to the Company under the Performance Agreement and referred to in the Information Sheet;

Termination Amount has the meaning given to it in Clause 15.5;

Terminology Equivalent means the term used on the Platform in place of a term defined in this Agreement;

Territory means, as the case may be, the United States of America or the rest of the world;

Territory Currency means either (i) United States dollar or (ii) euro as decided by the Investor on the opening of his User Account;

Threshold means, unless otherwise expressly authorized in writing in advance by the Company, ten percent (10%) of the number of Roys linked to the Talent referred to in the Information Sheet proposed to Users, other than the Investor, on the Platform, on the day preceding the one on which the Investor requests the Redemption of this Agreement on the Platform;

Transaction means, as the case may be, the Subscription, the Redemption, the payment of Remuneration as the case may be, the termination of this Agreement and more generally any transaction provided for in this Agreement;

Undivided Right means, for a Performance Roy whose Talent Information Sheet expressly includes such right, the undivided share of the sublicense of the Proprietary Rights granted by the Company jointly and severally to the Investor and other Users who are parties to Roys relating to the same Talent and whose right in the undivided sublicense is equal to: [One divided by the Maximum Supply];

USA means the United States of America;

User means any Person, other than the Company, who has a user account on the Platform;

User Account means the Investor’s account in the books of the Company;

Validation means the validation by the Investor from his User Account of the Subscription or the Redemption, as the case may be, of this Agreement;

Validity Period means a period of not more than ten (10) continuous years commencing on the first day of the Introduction;

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

2.2.	Notwithstanding anything to the contrary and unless otherwise determined expressly in the relevant Notice, the Parties accept that a Notice made:

(i)	by the Investor to the Company under any of the Roys related to the Talent to which the Investor is a party to shall be deemed to constitute a Notice under this Agreement;
(ii)	by the Company to the Investor under any of the Roys to which the Investor is a party to shall be deemed to constitute a Notice under this Agreement;

2.3.	The Investor declares [to have read and understood [the Agreement Documents] and agrees to be bound by such documents for good and valuable consideration.

2.4.	The Investor declares that he has read and accepts the General Terms of Use.

2.5.	The Terminology Equivalents are set forth in Appendix 1. The Company may amend in its absolute discretion the Terminology Equivalents at any time.

2.6.	The list of Fees and Commissions is in a Schedule to this Agreement.

3.	LEGAL CAPACITY OF THE INVESTOR

3.1.	The Investor declares during the entire Term of this Agreement:

●	If he/she is a natural person, that he/she (i) is acting on his or her own behalf, (ii) is not acting within the scope of his/her professional activity, (iii) has legal capacity to enter into this Agreement and perform his or her obligations under it, pursuant to all laws or other restrictions applicable to him/her, (iv) has reached the age of majority in his or her State of residence, and is at least 18 years of age, and (v) is authorized by the laws applicable to him or her to be a party to this Agreement.
●	[If it is a legal entity, that it (i) does not have its registered office in one of the [sanctioned countries] by the USA, (ii) acts in accordance with its articles of association and the laws applicable to it, and (ii) has legal capacity.] [NTD: checking that this works for OFAC and will revert RM: OK -noted]

3.2.	The Investor declares to have consulted the list of countries from which it is authorized to create a User Account (https://support.royaltiz.com/fr/article/international-mon-pays-est-il-compatible- 1y7akmr/.) and to comply with it.

3.3.	Investor is prohibited from delegating or authorizing any other Person to use his or her User Account or to conduct any Transaction.

3.4.	The Investor declares to understand and accept in connection with the Subscription or Redemption of this Agreement as the case may be, all risks related to being a party to a Roy. The Investor declares that the Subscription or Redemption, as the case may be, on the Platform constitutes an express acceptance of any such risks.

4.	ROY CHARACTERISTICS

Nature of a Roy

4.1.	The Roy is an agreement between the Company and the Investor under which

(i)	the Company agrees to pay the Investor the Remuneration.

4.2.	If Investor is a resident of a Territory other than the USA, the Company may in its sole discretion grant an Undivided Right to the Investor.

Parties to this Agreement

4.3.	The Investor may become a Party to this Agreement only by Subscription.

4.4.	The Investor may make a Subscription or a Redemption only if it has a valid User Account.

4.5.	The Investor’s acceptance of a Subscription or his decision to effectuate the Redemption of this Agreement is expressed only by clicking on the Validation button accessible from its User Account. The Investor becomes a Party to this Agreement at the time of clicking on the Validation button subject to the payment of the Subscription Price.

4.6.	The Investor agrees to pay the Subscription Price within the Payment Term.

4.7.	Upon receipt of the Subscription Price by the Company, the Company shall cause the registration of this Agreement into the Investor’s User Account no later than one (1) business day following receipt of the Subscription Price by the Company.

4.8.	This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Maximum Number of Roys

4.9.	The Investor shall be entitled to enter into a number of Roys for a given Talent less than the Maximum Number.

4.10.	The Investor shall not be party to a number of Roys related to a Talent that exceeds the Maximum Participation.

4.11.	If the Investor has entered into a number of Roys in excess of the Maximum Number or is a party to a number of Roys related to a Talent in excess of the Maximum Participation, each of which shall constitute an “Overage”, the Company shall have the option, but not the obligation, to proceed with either (i) a Unilateral Termination of this Agreement or (ii) a Forced Redemption.

5.	AGREEMENT TERM

5.1.	Unless early terminated in accordance with the terms contained herein or extended for a Renewal Period, this Agreement shall come into force on the date of its Subscription for a fixed term equal to the Validity Period.

6.	PRICES

6.1.	The Subscription Price includes the Fees and Commissions applicable to the Subscription. For the avoidance of doubt, the Fees and Commissions applicable to (i) the access to the Platform and (ii) Transactions other than the Subscription of this Agreement are not included in the Subscription Price and shall be paid separately by the Investor to the Company.

6.2.	The Redemption Price, the Price and the Price Impact (together the « Financial Data ») are calculated by the Company in accordance with the Price Determination Rules. The Company Notifies the Financial Data to the Investor.

7.	FORCED AMENDMENT

7.1.	In case of dispute between the parties to the Performance Agreement to which this Agreement relates, the Company may amend or delete the Photograph and/or any reference to the Talent’s name from this Agreement and the Platform.

7.2.	In the event of (i) any decision by any Authority of a State which shall prohibit or limit the Company’s Proprietary Rights granted under the Performance Agreement or (ii) termination of the Performance Agreement, the Undivided Right shall automatically terminate or be suspended on the same terms as those affecting the Proprietary Rights.

8.	REDEMPTION

Redemption by Investor

Instant Redemption

8.1.	The Investor may terminate instantly this Agreement at any time.

8.2.	The Redemption Price will be determined exclusively in accordance with the Price Determination Rules.

8.3.	Prior to the Investor’s Instant Redemption, the Investor may consult the Price Impact of such Instant Redemption on the Price of the Roys linked to the same Talent.

8.4.	The Instant Redemption shall only be valid if made by clicking on the Validation button of the Investor’s User Account.

8.5.	The Company shall accept such Instant Redemption and Validate it from its User Account (the “Instant Redemption Confirmation”).

8.6.	The termination of this Agreement shall be effective on the date of Instant Redemption Confirmation.

8.7.	The Redemption Price is payable exclusively by the Company to the Investor.

8.8.	The payment of the Redemption Price to the Investor shall automatically cause the Investor to cease to be a Party to this Agreement.

Forced Redemption

8.9.	The Company may at any time cause a Forced Redemption by the Investor in the event of an Overage (with respect to the number of Roys causing the Overage, or all of the User’s Roys) or in the event of a Breach (all of the user’s Roys).

8.10.	The Investor irrevocably grants all powers to the Company to act as its lawful attorney for the purpose of a Forced Redemption.

8.11.	In the event the Company decides to cause a Forced Redemption, the Company shall send a Notice to the Investor with one (1) calendar day’s notice (the “Forced Redemption Notice”).

8.12.	The Forced Redemption Notice shall include all information in relation with the Fixed Compensation amount.

8.13.	Notwithstanding the terms of Clause 18.3, the Company may, but shall not be obligated to, pay to the Investor an amount equal to the Price of this Agreement on the date of dispatch of the Forced Redemption Notice (the “Exceptional Indemnity”).

8.14.	If the Company decides to pay the Exceptional Indemnity, it shall so indicate in the Notice of Forced Redemption.

8.15.	The Exceptional Indemnity may be paid, at the Company’s option, to (i) the Escrow Agent or (ii) to the Investor’s designated bank account in accordance with the terms of this Agreement.

8.16.	The Company may delete or prevent access of the Investor’s User Account upon receipt by the Investor of the Forced Redemption Notice.

8.17.	If the Balance in the Investor’s Financial Account is positive on the day the Forced Redemption Notice is sent, the Company is authorized to transfer it to the Escrow Agent.

8.18.	The Investor expressly discharges the Company from all liabilities for funds belonging to the Investor from the date of (i) transfer to the Escrow Agent or (ii) the Company’s instruction of wire transfer to the Investor’s bank account, as the case may be.

8.19.	The Investor expressly and irrevocably grants the Company all powers to act as its lawful attorney to execute and render effective a Forced Redemption. The Company may Notify the Investor of an Overage on the sole basis of the number of Roys linked to a Talent appearing in the Investor’s User Account. In the event of Unilateral Termination for Overage or Forced Redemption, the Company is authorized to delist this Agreement from the Investor’s User Account..

Reorganization assignment

8.20.	The Company may, at any time and without cause make a Reorganization Assignment of this Agreement.

8.21.	The Company shall send the Investor a Notice indicating the name of the assignee of the Reorganization Assignment.

8.22.	Investor expressly and irrevocably accepts any Reorganization Assignment by the Company.

8.23.	In the event of a Reorganization Assignment, the Company is expressly and irrevocably released from any obligation to the Investor under this Agreement.

Redemption for payment of a purchase in the Store

8.24.	In the event that the Investor purchases a product from the Store (the “Purchase”) payable in multiples of the Price, the Company may, on behalf of the Investor who hereby grants all powers to the Company to act as its lawful attorney in this respect, cause the Redemption contemporaneously with the Purchase without the need for Notice to the Investor.

8.25.	In such case, the Investor accepts that the Redemption Price to the Investor shall be equal to the Price and shall be the subject of a direct set off by the Company contemporaneously with the Purchase.

9.	RIGHT TO REMUNERATION

9.1.	This section is applicable only if this Agreement is a Performance Roy in accordance with the Information Sheet.

9.2.	The Company agrees to pay the Remuneration to the Investor on or before the Annual Payment Date.

9.3.	Only the User that is a Party to this Agreement is eligible for payment of the Remuneration for the period during which this User is a Party to this Agreement.

9.4.	The Calculation Information may be reviewed, at Investor’s sole expense, by an Auditor appointed by the Company upon request Notified by the Investor. Consultation of the Calculation Information is conditional upon the selected Auditor’s express prior written undertaking to sign a confidentiality undertaking regarding the Calculation Information and the Calculation Formula, on terms acceptable to the Company and the Owner, for a period of not less than ten (10) years from the date of consultation by the Selected Auditor of the Calculation Information.

9.5.	The Calculation Formula, the criteria which compose it and their respective weightings may be modified by or on behalf of the Company at any time without the need for a Notice by the Company. Any changes to the Calculation Formula (the “Amended Formula”) shall automatically apply to this Agreement and replace the existing Calculation Formula for the calculation of the Remuneration. Notwithstanding the foregoing, the Remuneration calculated based on the Calculation Formula applicable on the date on which the Investor became a Party to this Agreement (the “Original Formula”) shall continue to apply for a given year in the event that the Remuneration calculated on the basis of the Amended Formula is lower than the Remuneration as calculated using the Amended Formula.

9.6.	The Company shall have the option of paying Advance Payments to the Investor.

9.7.	The amount of the Advance Payment shall be equal to a twelfth (1/12) of the Remuneration.

9.8.	If the Company proposes to pay an Advance Payment, it shall send to the Investor a Advance Payment Proposal Notice (the “Advance Payment Proposal”). If the Investor is eligible and wishes to receive the Advance Payment, the Investor shall send a Notice to the Company requesting payment of the Advance Payment (the “Advance Payment Request”). The Advance Payment Request shall be valid only if made within the time period specified in the Advance Payment Proposal.

9.9.	Investor is only eligible to receive a Advance Payment if it is a Party to this Agreement on the anniversary date of this Agreement.

9.10.	Advance Payments to which Investor was eligible but which have not been paid to Investor for lack of an Advance Payment Request shall be paid on the Annual Payment Date provided that Investor remains a Party to this Agreement and eligible for payment of the Remuneration.

9.11.

10.	[RESERVED]

11.	FINANCIAL ACCOUNT

11.1.	The Investor irrevocably empowers the Company, throughout the Term of this Agreement, to make or instruct the Payment Service Provider to make all entries to the Financial Account corresponding to any Transaction made pursuant to this Agreement and recorded in the User Account or to the exercise of any right by the Company under this Agreement.

11.2.	The Investor irrevocably authorizes the Company during the entire Term of this Agreement to receive from the Payment Service Provider and any Affiliate, all information relating to the Investor’s Financial Account and/or activity on the Platform.

12.	[RESERVED]

13.	PAYMENTS

Payment of the Subscription Price

13.1.	The Subscription Price is due and payable by the Investor on the date of Validation. It is payable by debit from the Financial Account exclusively.

14.	[RESERVED]

14.1.	[RESERVED]

15.	UNILATERAL TERMINATION

15.1.	Notwithstanding any provisions to the contrary, the Company may terminate this Agreement at any time, without notice or cause (the “Unilateral Termination”). For the avoidance of doubt, the Company may also exercise this right of Unilateral Termination in the event that the Performance Agreement to which this Agreement relates terminates for any reason.

15.2.	In the event of Unilateral Termination, the Company shall send a Unilateral Termination Notice to the Investor (the “Unilateral Notice”). As the case may be, the Unilateral Notice may indicate whether the Unilateral Termination is caused by an Overage, a Geographic Change or termination of the Performance Agreement.

15.3.	The Company shall send a Notice to the Investor containing the Termination Amount (the “Compensation Notice”) within seven (7) days of receipt of the Unilateral Notice.

15.4.	The Company undertakes to pay the Termination Amount to the Investor no later than sixty (60) days from the date of receipt by Investor of the Compensation Notice.

15.5.	The Termination Amount shall be :

(i)	for cases of Unilateral Termination for Overage or Geographic Change, the corresponding Fixed Compensation;

(ii)	in the event of termination of the Performance Agreement, the amount of the indemnity received by the Company divided by the Maximum Supply; or

(iii)	for all other cases of Unilateral Termination, the amount equal to [(Average of the Price over the thirty (30) days preceding the date of the Unilateral Notice PLUS thirty percent (30%))].

15.6.	The Unilateral Termination shall take effect on the day of receipt of the Unilateral Notice.

16.	AUTOMATIC TERMINATION

16.1.	In the event of (i) termination for any reason of the General Terms of Use applicable to Investor or (ii) non-payment of the Subscription Price by Investor within the Payment Term, this Agreement shall automatically terminate without the need for any Notice between the Parties (the “Automatic Termination”).

16.2.	Clauses 14.2 and 14.5 apply mutatis mutandis to Automatic Termination.

17.	OPTIONAL TERMINATION

17.1.	In the event that the Investor purchases any product from the Store (“Purchase”) payable in multiples of the Price, Company shall have the option, contemporaneously with the Purchase, to immediately terminate this Agreement without the need for any Notice to Investor (the “Optional Termination”).

17.2.	In such event, the Optional Termination Amount payable by the Company to the Investor shall be equal to the Price applicable at the time of the Purchase and it shall be immediately Set-Off against the Purchase price at the same time.

18.	TERMINATION FOR BREACH

18.1.	The Company may terminate this Agreement at any time for Breach (the “Termination for Breach”).

18.2.	In the event of Termination for Breach, the Company shall send a one (1) calendar day Notice to the Investor (the “Notice of Breach”).

18.3.	No Compensation shall be payable by the Company to the Investor in case of Termination for Breach.

18.4.	Notwithstanding the terms of Clause 18.3 the Company may in its sole discretion pay to the Investor an amount equal to the Price as of the date of the Notice of Breach (the “Exceptional Indemnity”).

18.5.	If the Company decides to pay the Exceptional Indemnity, it shall so indicate in the Notice of Breach.

18.6.	The Exceptional Indemnity may be paid, at the option of the Company, into (i) the Escrow Account or (ii) the bank account of the Investor as designated in accordance with the terms of this Agreement.

18.7.	The Company may delete or render inaccessible to Investor its User Account upon receipt of the Notice of Breach by Investor.

18.8.	The Company is hereby authorized to transferred to the Escrow Account any Balance existing in the Investor’s Financial Account on the day the Notice of Breach.

18.9.	The Investor expressly waives all Company liabilities in respect of funds of the Investor from the date of (i) their transfer to the Escrow Agent or (ii) the order for wire transfer to the Investor’s bank account, as the case may be.

19.	FEES AND COMMISSIONS – SET-OFF

19.1.	The Investor undertakes to pay to the Company all Fees and Commissions applicable to the Transactions.

19.2.	The Company is authorized to Set-Off (i) any amounts due by Investor under this Agreement, (ii) any Purchases and/or (iii) any Fees and Commissions against payments due by the Company to Investor under this Agreement.

19.3.	In case of a Purchase, the Company has the option to cause the payment of such Purchase by way of an Optional Termination in lieu of Set-Off.

20.	INFORMATION AND COMMUNICATION RIGHTS

20.1.	The Investor authorizes the Company to receive all information concerning the Investor in connection with this Agreement or the Investor’s use of the Platform from any Affiliate, the Escrow Agent and the Payment Service Provider.

20.2.	The Investor authorizes the Company to disclose all information concerning the Investor and his Transactions to any authority who may request such Information.

21.	FORCE MAJEURE

21.1.	The Company shall not be liable to the User, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of the Company.

22.	INFORMATION ABOUT RISKS

22.1.	By electing to be a Party to this Agreement, the Investor is aware and agrees that he following risks which include, but are not limited to apply to him :

(i)	risk of total or partial loss of amounts paid to the Company or a User under this Agreement, such as may result from a termination event reflected in this Agreement, insolvency of the Company, governmental intervention, or a loss of value based on fluctuating prices.
(ii)	risk of value depreciation of this Agreement,
(iii)	risk related to the fixed term of this Agreement,
(iv)	risk that the validity of certain Investor’s rights are dependable on the validity of the Company’s rights under the Performance Agreement,
(v)	risk that an authority or a regulator may prohibit or limit the legal and economic effects of this Agreement,
(vi)	risk of termination of this Agreement,
(vii)	risk of Company’s insolvency,
(viii)	risk of termination of the Performance Agreement to which this Agreement relates.

22.2.	The Investor acknowledges that the value of this Agreement is subject to fluctuation, including fluctuations in the Talent’s career, potential, physical integrity and behavior.

Legal and fiscal risks

22.3.	The Investor confirms that he understands and accepts the legal nature of this Agreement and shall keep the Company harmless against any tax or levy of whatsoever nature which is applicable to the Transactions and the responsibility of the User, and in particular (i) any capital gain in relation with the Redemption Price or (ii) the Remuneration. The Investor shall seek advice from qualified professionals in the legal and tax fields in any State whose laws may be applicable to him.

Risks related to the Performance Agreement

22.4.	The Investor declares that before becoming a Party to this Agreement he understood that (i) his rights under this Agreement constitute a contractual obligation solely of the Company and of the Talent, which remains a third party and not obligated under this Agreement, (ii) the validity and performance of this Agreement is linked, depending on the nature of this Agreement specified in the Information Sheet, i.e. Revenu Roy or Performance Roy, to the validity and performance of the Performance Agreement. Consequently, the termination, cancellation or modification of the Performance Agreement, as the case may be, or the Talent’s breach of contract under the Performance Agreement may result in particular for the Investor (a) having the status of Subscriber in a total or partial loss of the Subscription Price paid by him to the Company and (b) the loss or modification of the Undivided Right. A template of the Performance Agreement is attached as exhibit to the Offering Memorandum.

23.	General Terms of Use

23.1.	The Investor undertakes to comply at all times with the General Terms of Use.

24.	NOTICES

24.1.	Any Notice under this Agreement shall be made exclusively in the following manner:

24.2.	In the event of a Notice by the Company to the Investor, the Company may make a Notice:

(i)	By email, to the email address provided by the Investor when registering on the Platform;

(ii)	By registered mail or by courier such as DHL or Fedex to the Investor’s postal address as declared by him on the Platform;

(iii)	By message displayed on the Platform’s internet access page or on the Investor’s User Account.

24.3.	Except with respect to the Subscription, Redemption or Advance Payment Request, the Investor may Notify the Company as follows:

(i)	By registered mail with return receipt or by special carrier such as DHL or Fedex to the Company’s address at [___ADDRESS_____], or

(ii)	By email, at the following address contact@royaltiz.com subject to written confirmation of receipt by the Company.

24.4.	In the event of a Notice by the Investor to the Company for Subscription, Redemption or Advance Payment Request, the Investor shall send such Notice only by clicking on the corresponding link on the Platform for any Subscription, Redemption or Advance Payment Request.

24.5.	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

25.	[RESERVED]

26.	LIMITATION OF LIABILITY

26.1.	The Investor declares that to the extent permitted by applicable law he shall not hold the Company liable for any damages, direct, indirect or consequential arising in part or whole from :

-	Any statement by Talent or a party to the Performance Agreement to which this Agreement relates,

-	Any false or erroneous information used in the Calculation Formula and more generally for the calculation of the Performance, with the understanding that the Company includes only information that it believes to be correct, and will rectify any erroneous information as soon as practicable after learning that it is erroneous, or (based on its own best judgement) after reasonably suspecting that it is erroneous.

-	Any unintentional error by the Company in calculating Performance,

-	Any hacking of the User’s Account resulting in one or more fraudulent Transactions, or the hacking of the Company’s website resulting in suspension of activity or other unintended consequences,

-	Any situation such as a bug, unavailability or hacking of the Platform making access to the User Account impossible or onerous,

-	Any fraudulent action by any Person on the Platform resulting in a modification of the Agreement Documents,

-	The non-compliance of the Investor with Applicable Laws including with any tax laws applicable to the Transactions carried out by him.

26.2.	The Investor acknowledges that the information communicated or transmitted to him by the Company does not constitutes advice, recommendation or an opinion on the part of the Company on legal, financial and/or tax matters with respect to the Transactions or any right the Investor may exercise under this Agreement.

26.3.	The filing and payment of any taxes applicable to the Remuneration, Redemption Price or any compensation received by Investor shall be the sole responsibility of Investor.

26.4.	The Investor shall remain solely responsible to the Company for the Transactions made from his User Account.

27.	ANTI CORRUPTION

27.1.	The Company reserves the right to suspend or terminate the User Account of any person who it believes in its sole discretion is disreputable..

28.	ADMISSIBLE EVIDENCE

28.1.	The Investor accepts that only the data recorded by the Company in relation with any Transactions shall constitute satisfactory and sole evidence of all Transactions under this Agreement.

28.2.	In the event of a Redemption, this Agreement and the Redemption Confirmation shall constitute satisfactory evidence of the termination of this Agreement.

29.	AMENDMENTS

29.1.	Without prejudice to the changes and amendments that the Company is authorized hereunder to make in its sole discretion, any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

29.2.	Notwithstanding anything to the contrary contained in this Agreement, in case of Change of Residence Notified by the Investor to the Company, this Agreement shall be automatically novated and its terms and conditions shall be replaced in their entirety by those of the Roy of the Talent governed by French law. For the avoidance of doubt, the Company shall be entitled to make a Reorganization Assignment of this novated Agreement.

30.	NO WAIVER - PARTIAL NULLITY

30.1.	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercising such rights.

30.2.	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

31.	APPLICABLE LAW AND JURISDICTION

31.1.	This Agreement is governed by the laws of the State of New York (USA). This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

31.2.	Any dispute between the Investor and the Company concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of New York State.

EACH PARTY ACKNOWLEDGES AND AGREES THAT FOR ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, HE, SHE, OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

APPENDIX 1

Terminological Equivalents

Term defined in this Agreement	Terminology Equivalent on the Platform
SUBSCRIPTION	BUY
REDEMPTION	RESALE
INSTANT REDEMPTION	INSTANT LIQUIDITY
PRICE IMPACT	PRICE IMPACT
USER ACCOUNT	WALLET
TERMINATION FOR BREACH	BANNING
REMUNERATION	YIELD
ADVANCE PAYMENT REQUEST	CLAIM MY YIELD
MAXIMUM SUPPLY	SUPPLY

APPENDIX 2

The Investor accepts that:

1.	the Financial Data be calculated in accordance with the following calculation, and
2.	each of the the Redemption Price and the Price be equal to the Average Redemption Price.

The financial Data is equal to ARP where:

ARP= [FP x (LCA – PCA)] / (LRN-ON)

Average Redemption Price (“ARP”) means the average redemption price of each Roy included in the Order Number;

Final Price (“FP”) means the Price of the Roy of Instant Redemption Class of the Talent last redeemed by a User to another User before the Transaction for which the Price calculation is made;

Last Cash Available (“LCA”) means the amount of United States dollars available in the Company’s liquidity account at the time of Validation of the Instant Redemption by the Investor.

Last Roys Number (“LRN”) means the number of redeemed Roys of the Talent immediately before the Validation of Instant Redemption by the Investor;

Operation means the Redemption of (i) this Agreement and (ii) all other Roys of the Talent to which the Investor is a party to which are subject to instant redemption by the Investor together with this Agreement.

Order Number (“ON”) means the number corresponding to the total of Roys of the Talent (including this Agreement) to which the Investor is a party to and for which the Investor requires instant redemption contemporaneously (e.g. “X”) where ON shall be a negative number (e.g. “- X”).

Projected Cash Available (“PCA”) means the projected amount of United States dollars available in the Company’s liquidity account after the Operation.

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